    Exhibit 10.2

July 18, 2024 John Barresi Senior Vice President, Controller and Chief Accounting Officer
Dear John:
I want to thank you for your hard work and dedication over the last ten months acting as Interim Chief Financial Officer. In recognition of your ongoing critical role to the Company’s continued success, I am pleased to award you a one-time Restricted Stock Unit Grant of $350,000. The award will vest one-third per year beginning on July 18, 2025, provided you are employed by the company on the applicable vesting dates.

You will also continue to receive a bi-weekly stipend of $5,000 in addition to your regular base pay through September 30, 2024. Any stipend payments received during 2024 will be included in your base salary for purposes of calculating your bonus target under the 2024 Annual Incentive Plan.

Additionally, your eligibility for enhanced severance benefits has been extended through December 31, 2025. In the event of a qualifying termination of employment under the terms of the Company’s U.S. Severance Pay Plan ( the “Severance Plan”), your severance under the Severance Plan shall be equal to one 1.5 times the sum of (i) your annual base salary (including any bi-weekly stipend paid to you during the year of termination) and (ii) your target annual cash bonus opportunity, and you will be eligible to receive a pro-rata annual cash bonus for the year of termination (in the amount that is the lesser of actual or target bonus). In the event of qualifying termination of employment following a Change-of-Control (“COC”), as such term is defined in the 2024 Amended and Restated Omnibus Stock Plan, your severance shall be equal to two (2) times the sum of your annual base salary (including any bi-weekly stipend paid to you during the year of termination) and your target annual cash bonus opportunity, and you will be eligible to receive a pro-rata target annual cash bonus for the year of termination. The above-described severance benefits are subject to the terms and conditions of the Severance Plan, including as to the timing of payment and the requirement that you execute and not revoke a release of claims. You will continue to be eligible for this enhanced severance benefit through December 31, 2025. Except as modified by this letter, your “at will” employment and all other provisions of the Severance Plan referenced above will remain in effect in accordance with its terms, including your right to receive other payments and benefits upon your termination of employment (without duplication hereunder).

I look forward to your continued contributions to our company.

Very truly yours,
/s/ THOMAS J. APPIO
Thomas J. Appio

I understand and acknowledge that my employment with Bausch Health is, and continues to be, “at-will” and nothing in this letter changes the nature of my employment status. This letter, together with the Plan and any related agreements, constitute the full and complete understanding between the parties with respect to the matters described in this letter, and this letter may be amended only in writing, signed by both parties. This letter will be binding on any successor to the Company.
By signing below, you indicate acceptance of the terms set forth in this letter.

AGREED TO AND ACCEPTED:

/s/ JOHN S. BARRESI                     July 18, 2024
John S. Barresi                        Date